Exhibit 107
Calculation of Filing Fee Tables

FORM TO-I
(Form Type)

Barings Private Credit Corporation
(Name of Issuer)

Barings Private Credit Corporation
(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction Valuation		Fee Rate	Amount of Filing Fee
Fees to Be Paid	$140,973,073.56	(1)	0.00013810	$19,468.38	(2)
Fees Previously Paid	$0.0			$0.0
Total Transaction Valuation	$140,973,073.56	(1)
Total Fees Due for Filing				$19,468.38	(2)
Total Fees Previously Paid				$0.0
Total Fee Offsets				$141.53	(3)
Net Fee Due				$19,326.85	(2)(3)
(1) Calculated as the aggregate maximum purchase price for shares of common stock, par value $0.001 per share (“Shares”), of Barings Private Credit Corporation (the “Company”), based upon the net asset value per Share as of July 31, 2026 of $19.91. This amount is based upon the offer to purchase up to 7,080,516 Shares.
(2) Calculated at $138.10 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as modified by Filing Fee Rate Advisory for Fiscal Year 2026.
(3) An aggregate fee of $10,555.74 was paid with the filing of the Schedule TO-I by the Company (File No. 005-92837) on September 2, 2025 (the “September 2025 Schedule TO-I”). The final transaction fee due pursuant to the final amendment to the September 2025 Schedule TO-I filed on October 1, 2025 was $7,035.49, as $45,953,578.06 (excluding any early repurchase deduction) of Shares were tendered in connection with the related tender offer. Pursuant to Rule 0-11(a)(2) under the Exchange Act, a portion of the remaining $3,520.25 filing fee paid in connection with the September 2025 Schedule TO-I was used to offset a portion of the filing fee due in connection with the filing of the Schedule TO-I by the Company (File No. 005-92837) on March 2, 2026 (the “March 2026 Schedule TO-I”). More specifically, $3,269.83 from the filing fee paid in connection with the September 2025 Schedule TO-I was used to offset the final transaction fee due from the March 2026 Schedule TO-I, and $250.42 from the filing fee paid in connection with the September 2025 Schedule TO-I remained available to offset future filings. Pursuant to Rule 0-11(a)(2) under the Exchange Act, a portion of the remaining $250.42 filing fee paid in connection with the September 2025 Schedule TO-I was used to offset a portion of the filing fee due in connection with the filing of the Schedule TO-I by the Company (File No. 005-92837) on June 1, 2026 (the “June 2026 Schedule TO-I”). More specifically, $108.89 from the filing fee paid in connection with the September 2025 Schedule TO-I was used to offset the final transaction fee due from the June 2026 Schedule TO-I, and $141.53 from the filing fee paid in connection with the September 2025 Schedule TO-I remained available to offset future filings. Pursuant to Rule 0-11(a)(2) under the Exchange Act, the remaining $141.53 from the September 2025 Schedule TO-I is being used to offset a portion of the filing fee due in connection with this Schedule TO-I.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		SC TO-I	005-92837	September 2, 2025		$141.53
Fee Offset Sources	Barings Private Credit Corporation	SC TO-I	005-92837		September 2, 2025		$141.53